EXHIBIT 2.1

AGREEMENT AND PLAN
OF MERGER

among

FISION CORPORATION

(“PARENT”)

CLF MERGER SUB LLC
(“MERGER SUB”)

and

CONTINUITY LOGIC, L.L.C.

(“COMPANY”)

August 3, 2018

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 2, 2018, by and among Fision Corporation, a Delaware corporation (“Parent”), CLF Merger Sub LLC, a New Jersey limited liability company and subsidiary of Parent (“Merger Sub”), and Continuity Logic, L.L.C., a New Jersey limited liability company (the “Company”). Parent, Merger Sub, and the Company are each referred to in this Agreement as a “Party” and are collectively referred to in this Agreement as the “Parties”. Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE VIII below.

RECITALS

WHEREAS, this Agreement contemplates a transaction in which Parent shall acquire the Company pursuant to a transaction in which the Merger Sub shall merge with and into the Company, with the Company surviving the merger, in accordance with the New Jersey Revised Uniform Limited Liability Company Act (the “NJ Statutes”) and the terms and conditions of this Agreement, and the holders of the Company Units shall receive Parent Shares as consideration in such merger;

WHEREAS, the board of directors of the Company has approved, and the Members holding the requisite number of the Company Units will, prior to Closing, approve, upon the terms and subject to the conditions set forth herein, this Agreement and the Transactions, all in accordance with the NJ Statutes;

WHEREAS, the board of directors of Parent, and the member of Merger Sub, have each, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution by Parent and Merger Sub of this Agreement and the consummation of the Transactions in accordance with the NJ Statutes;

WHEREAS, immediately prior to the Effective Time, the Parent Shares to be issued as consideration in the Merger will be contributed by Parent to the Merger Sub; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises, representations and warranties and covenants and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the Parties agree as follows:

ARTICLE I
THE MERGER

Section 1.01 The Merger.

(a) Upon the terms and subject to the conditions hereof, at the Effective Time, the Merger Sub shall be merged with and into the Company in accordance with the NJ Statutes (the “Merger”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving limited liability company (the “Surviving LLC”).

(b) At the Effective Time (as defined below), the effect of the Merger shall be as provided in this Agreement and the Certificate of Merger and as provided by the applicable provisions of the NJ Statutes. Without limiting the generality of the foregoing, and subject thereto, upon the consummation of the Merger, all the property, rights, privileges and powers of the Company and the Merger Sub shall vest in the Surviving LLC, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of those companies shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving LLC, as provided under the NJ Statutes.

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Section 1.02 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place through the remote exchange of electronic copies of executed documents as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The actual date of the Closing is herein referred to as the “Closing Date.” At the Closing, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of New Jersey in accordance with Section 42:2C-75 through 42:2C-77 of the NJ Statutes. The Merger shall become effective as of the date and time of such filing or such other time after such filing as Merger Sub and the Company shall agree in the Certificate of Merger (the “Effective Time”). In the event of a conflict between this Agreement and the Certificate of Merger, to the extent permitted by applicable Law, this Agreement shall govern.

Section 1.03 Certificate of Formation; Directors and Officers.

(a) At the Effective Time, the certificate of formation of the Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving LLC.

(b) At the Effective Time, the operating agreement of the Merger Sub as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving LLC until amended in accordance with the NJ Statutes.

(c) The officers of the Company immediately prior to the Effective Time shall become, from and after the Effective Time, the officers of the Surviving LLC, until their respective successors are duly elected or appointed or their earlier resignation or removal. The directors of Merger Sub immediately prior to the Effective Time shall become, from and after the Effective Time, the directors of the Surviving LLC, until their respective successors are duly elected or appointed or their earlier resignation or removal.

Section 1.04 Treatment of Company Equity Interests.

(a) At the Effective Time, except as otherwise provided in Section 1.04(b) and Section 1.04(d), each Company Unit (other than Incentive Units) outstanding immediately prior to the Effective Time shall be converted, without any action on the part of the holders thereof, into the right to receive the Per Unit Consideration. The shares of Parent Stock to be issued pursuant to the preceding sentence (the “Closing Consideration”) shall be paid with duly authorized, fully paid, and non- assessable shares of Parent Stock.

(b) At the Effective Time, each Incentive Unit of the Company outstanding immediately prior to the Effective Time shall be converted, without any action on the part of the holders thereof, into the right to receive such number of shares of Parent Stock determined as follows: (x) the Per Unit Consideration, minus (y) the number of shares of Parent Stock having a value, measured as the average closing price of the Parent Stock on the OTCQB market for the five trading days immediately preceding the Effective Time, that is equal to the “Participation Threshold” (as defined in the Company Operating Agreement) applicable to such Incentive Unit; provided, however, if the foregoing calculation results in such Incentive Unit being converted into a right to receive zero or a negative number of shares of Parent Stock, such Incentive Unit shall be automatically cancelled and extinguished without any exchange thereof and without any further action on the part of the Company.

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(c) At the Effective Time, each Company Unit, if any, owned by the Company that is issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished without any exchange thereof and without any further action on the part of the Company.

(d) At the Effective Time, each unit of membership interest of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one validly issued unit of membership interest in the Surviving LLC.

(e) From and after the Effective Time, the holders of Company Units and Incentive Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Units and/or Incentive Units except as otherwise provided for herein or under applicable Law.

(f) “Per Unit Consideration” shall mean a number of shares of Parent Stock equal to (i) the Aggregate Merger Consideration divided by (ii) the Full Dilution Number.

(g) “Aggregate Merger Consideration” means an amount equal to 56,077,172 shares of Parent Stock plus one (1) additional share of Parent Stock for each outstanding share of Parent Stock issued by Parent (including pursuant to the terms of any Parent Stock Options) after the date of this Agreement and before the Effective Time.

Section 1.05 Estimated Net Working Capital. At least three Business Days before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimate of Net Working Capital (the “Estimated Net Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Net Working Capital, including a calculation of Holder Transaction Expenses (the “Estimated Net Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared as of a fiscal year end.

ARTICLE II
EFFECT OF THE MERGER ON CAPITALIZATION.

Section 2.01 Surrender and Payment.

(a) Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Closing Consideration, and Parent may select itself to serve as Exchange Agent. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving LLC to deposit, with the Exchange Agent certificates representing the shares of Parent Stock to be issued. as Closing Consideration (or make appropriate alternative arrangements if uncertificated shares of Parent Stock will be issued). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Units may be entitled for distributions or dividends, with both a record and payment date after the Effective Time and prior to the surrender of the Company Units in exchange for such Parent Stock. Such shares of Parent Stock, and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.01, are referred to collectively in this Agreement as the “Exchange Fund.”

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(b) Procedures for Surrender; No Interest. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Company Units at the Effective Time, a letter of transmittal and instructions (which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving LLC may reasonably specify) for use in such exchange. Each holder of Company Units that have been converted into the right to receive the Closing Consideration shall be entitled to receive the Closing Consideration into which such Company Units have been converted pursuant to Section 1.04(a) in respect of the Company Units, and any dividends or other distributions upon delivery of a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent.

(c) Payments to Non-Registered Holders. If any portion of the Closing Consideration is to be paid to a Person other than the Person in whose name the Company Unit is registered in the books and records of the Company, it shall be a condition to such payment that: (i) such Person requesting such payment of the Closing Consideration shall deliver documentary evidence reasonably satisfactory to the Exchange Agent of a transfer to such Person of the right to receive the Closing Consideration; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of the applicable Company Unit or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Full Satisfaction. All Closing Consideration paid with respect to the Company Units in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Units, and from and after the Effective Time, there shall be no further registration of transfers of Company Units on the equity transfer books of the Surviving LLC.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Holders six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Company Units for the Closing Consideration in accordance with this Section 2.01 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Closing Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any Holder for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by Holders two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) [RESERVED]

(g) Securities Law Exemption. The Closing Consideration issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Until the resale by the Holders of their Parent Shares has become registered under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Parent Shares issued to the Holders hereunder shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear substantially the following legend (or if held in book entry form, will be noted with a similar restriction):

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“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

Section 2.02 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or the Parent Stock shall occur (other than the issuance of additional equity of the Company shares or capital stock of the Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Per Unit Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.03 No Further Ownership Rights in the Company. The consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Units (including any rights to receive accrued but unpaid dividends or any liquidation preference on the Company Units, if any), and, from and after the Effective Time, the Members shall cease to have any rights with respect to the shares of Company Units (including any rights to receive any accrued but unpaid dividends or any liquidation preference on such shares, if any), as applicable, except as otherwise expressly provided for in this Agreement. At the Effective Time, the equity transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving LLC of Company Units.

Section 2.04 Withholding. Each of the Exchange Agent, Parent, Merger Sub, and the Surviving LLC shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub, or the Surviving LLC, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, or the Surviving LLC, as the case may be, made such deduction and withholding.

Section 2.05 Interest; No Liability. All payments made pursuant to this ARTICLE II, whether at the Closing or afterwards, shall be without interest. None of Parent, Merger Sub or the Surviving LLC shall be liable to any Person in respect of any cash or securities delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Company Disclosure Schedule, the Company makes the following representations and warranties to Parent and Merger Sub as follows:

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Section 3.01 Organization and Corporate Power.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New Jersey. The Company has all requisite limited liability power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed to be conducted. The Company is duly qualified or authorized to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, and all such jurisdictions are set forth on Section 3.01 of the Company Disclosure Schedule, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) True, correct and complete copies of the Company Charter and Company Operating Agreement, including all amendments or restatements thereof, that are effective as of the date of this Agreement (collectively, the “Organizational Documents”) have been heretofore made available to Parent. The Company has provided to the Parent true, correct and complete copies of the minute books of the Company, and such minute books contain a complete summary of all meetings and actions of the Company’s board of directors, including all committees thereof, and Members since January 1, 2015 and reflect all transactions referred to in such minutes accurately.

(c) Except as set forth in Section 3.01 of the Company Disclosure Schedule, the Company has no, and has never had any, Subsidiaries. The Company does not own or hold the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.

Section 3.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other Transaction Document by the Company and the consummation of the Transactions have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the Transactions, except for the Member Consent. Upon execution of the Member Consent, this Agreement will constitute, and when executed and delivered, the other Transaction Documents will constitute, a legal, valid and binding obligation of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.03 Capitalization.

(a) Section 3.03(a) of the Company Disclosure Schedule sets forth a true, correct and complete summary of the outstanding Company Units, and Options, including (i) the record and beneficial owners thereof and their respective ownership amounts and (ii) with respect to each Option and Warrant, the date of grant or issuance, the exercise price, the number and type of units issuable upon exercise, and the vesting schedule and terms (including with respect to each Option, whether such Option is a Vested Option or an Unvested Option).

(b) All of the outstanding Company Units have been duly authorized and validly issued and are free and clear of and from Liens, preemptive or similar rights and restrictions on transfer and are owned of record and beneficially by the Members set forth on Section 3.03(a) of the Company Disclosure Schedule. All of the issued and outstanding Company Units and all outstanding Options (i) have been duly authorized by all necessary corporate action, (ii) were issued in compliance with all applicable Laws, Contracts and Benefit Plans and (iii) were not issued in breach or violation of any preemptive or similar rights or any other rights of any Person. Except as set forth on Section 3.03(b) of the Company Disclosure Schedule, the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no Contracts, agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing.

(c) Section 3.03(c) of the Company Disclosure Schedule sets forth the number of Parent Shares each Holder of Company Units is entitled to receive on such Holder’s Company Units in accordance with the provisions of ARTICLE I.

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Section 3.04 No Breach; Consents. Except as set forth on Section 3.04 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions do not conflict with or result in any breach of, constitute a default or an event of default under (or an event that, with notice or lapse of time, or both, would constitute a default or event of default under), result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets or equity of the Company (including any of the Company Units), or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any Person or Governmental Body, under the provisions of the Company’s Organizational Documents or any Contract or restriction to which the Company or any Holder is a party or bound (or any Contract or restriction by which the Company or any Holder or any of their respective capital stock, assets or properties may be bound or affected), or any Law, Order or Permit, or otherwise, except for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05 Financial Statements; Undisclosed Liabilities.

(a) The Company has provided Parent with true, correct and complete copies of: (i) the Company’s unaudited balance sheet as of June 30, 2018 (the “Latest Balance Sheet”) and the related statement of income, members’ equity and cash flow for the 5-month period then ended and (ii) the Company’s unaudited compiled balance sheet and statement of income, members’ equity and cash flow for the fiscal years ended December 31, 2017 and December 31, 2016 (all such financial statements referred to in (i) and (ii), the “Financial Statements”). Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, the Financial Statements (i) were compiled from books and records and other financial records regularly maintained by management of the Company used to prepare the financial statements of the Company, which books and records and other financial records are accurate, complete and current in all material respects, (ii) present fairly and accurately in all material respects the financial condition, cash flows and results of operations of the Company as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (y) the absence of footnote disclosures and other presentation items and (z) changes resulting from normal and recurring year-end adjustments, none of which are material either individually or in the aggregate).

(b) The Company is not a party to, and the Company has no commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company in the Company’s financial statements.

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(c) The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business, (ii) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business, and (iii) subject to a reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the Latest Balance Sheet, on the accounting records of the Company made available to Parent, are collectible in full. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Company made available to Parent have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(d) The Company does not have any Liabilities, except (i) Liabilities reflected on the Latest Balance Sheet or (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet and which are not, individually or in the aggregate, material in amount.

Section 3.06 Absence of Certain Developments. Since the date of the Latest Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the Ordinary Course of Business consistent with past practice and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.07 Assets and Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the assets of the Company (i) have been maintained and repaired in the Ordinary Course of Business, (ii) are in such condition and repair, reasonable wear and tear excepted, as is suitable for the purposes for which they are presently used by the Company, and (iii) are free from material defects (patent and latent).

(c) The Company owns no, and has never owned any, real property.

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(d) The real property leased or demised by the leases described on Section 3.07(d) of the Company Disclosure Schedule (the “Leased Real Property”) constitutes all of the real property used, occupied or leased by the Company. Except as set forth on Section 3.07(d) of the Company Disclosure Schedule, the Leased Real Property leases are in full force and effect, and the Company holds a valid and existing leasehold interest in the Leased Real Property under each such lease. The Company has delivered or made available to Parent true, correct and complete copies of each of the leases described on Section 3.07(d) of the Company Disclosure Schedule, and none of such leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Parent. Neither the Company nor, to the Company’s knowledge, any other party to the Leased Real Property leases, is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by the Company in any material respect under the Leased Real Property leases and, to the Company’s knowledge, no event has occurred which, if not remedied, would result in a default by any party other than the Company in any material respect under the Leased Real Property leases. To the Company’s knowledge, the Leased Real Property and all of the material fixtures and improvements thereon are in good operating condition without material structural defects and are suitable, sufficient and appropriate for their current uses. To the Company’s knowledge, the use and operation of the Leased Real Property in the conduct of the Company’s business do not violate any Law, Order, covenant, condition, restriction, easement, license, Permit, agreement, Contract or right of any Person. To the Company’s knowledge, no material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by another Person. There are no Actions pending nor, to the Company’s knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.08 Tax Matters. Except as set forth on Section 3.08 of the Company Disclosure Schedule:

(a) All material Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid. The Company has withheld each Tax required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and remitted such amounts to the appropriate Governmental Body. No written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid. The Company is not a party to any Action by any taxing authority. There are no pending Actions, or to the knowledge of the Company, threatened Actions by any taxing authority.

(b) The Company has delivered or made available to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns filed by, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all taxable years ending on or after December 31, 2015.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d) The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement (other than pursuant to the customary provisions of an agreement entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes, such as leases, licenses, or credit agreements).

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(e) The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company. The Company is not the beneficiary with respect to any Tax exemption, Tax credit or Tax grant or other Tax preference memorialized in any written agreement with any Governmental Body.

(f) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(g) The Company is or will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) instalment sale or open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date; (iii) deferred intercompany gain or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Law); (iv) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date; or (v) any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise occurring on or prior to the Closing Date.

(h) The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(i) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(j) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(k) The Company makes no representation or warranty regarding the amount, value or condition of, or any limitations on, any tax asset or attribute of the Company, including but not limited to net operating losses, (each, a “Tax Attribute”), or the ability of Parent or any of its Affiliates (including the Surviving LLC) to utilize such Tax Attributes after the Closing.

Section 3.09 Contracts and Commitments.

(a) Except as set forth on Section 3.09(a) of the Company Disclosure Schedule, the Company is not party to, bound by or subject to (and none of the Company’s assets are subject to and the Company has no rights, obligations or Liabilities under) any:

(i) Contract involving aggregate consideration in excess of $50,000;

(ii) Contract relating to any acquisition or disposition by the Company of any material assets or properties or the operating business or capital stock of any other Person, or relating to any such prior acquisition to the extent the Company has any remaining right, obligation or Liability (whether fixed or contingent) thereunder;

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(iii) Contract relating to the membership interests or other equity interests of the Company (including any Company Unit), including any voting or transfer restrictions or arrangements relating to the membership interests or other equity interests of the Company (including any Company Unit) or any rights to purchase or acquire any capital stock or other equity interests of the Company (including any Company Unit);

(iv) Contract that provides for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(v) Contract establishing any joint ventures or partnerships;

(vi) Contract reflecting a settlement of any threatened or pending legal proceedings or Action;

(vii) Contract (A) prohibiting or materially limiting the right of the Company to compete in any line of business or to conduct business with any Person or in any geographical area, (B) containing a most favored nation or similar provision in favor of any customer or counterparty, or (C) obligating the Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(viii) Contract with respect to, relating to or involving Intellectual Property (including any Company Intellectual Property), including any Contract pursuant to which any Intellectual Property (including any Company Intellectual Property) is or has been licensed, sold, assigned or otherwise conveyed or provided to or by the Company (including any IP Licenses);

(ix) stock purchase, stock option or similar plan;

(x) Contract or indenture relating to the borrowing of money or Indebtedness or to placing a Lien on any of the Company’s assets;

(xi) guaranty of any obligation for borrowed money;

(xii) Contract under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000;

(xiii) Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000;

(xiv) Contract relating to (or for the use or occupancy of) any real property (including any Leased Real Property);

(xv) Contract or group of related Contracts with the same party for the purchase or sale of materials, supplies, goods, services, equipment or other assets or properties involving aggregate consideration in excess of $50,000;

(xvi) Contract with any Governmental Body;

(xvii) Contract relating to the design, development, testing, manufacture, sale or distribution of any Company Products, other than Invention Assignment Agreements and non-exclusive purchase, license and use agreements for Company Products that do not materially differ in substance from the Company’s standard forms thereof (provided that true, correct and complete copies of such standard forms have been made available to Parent);

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(xviii) Contract under which any Person has been granted the right to manufacture, sell, market or distribute any Company Product on an exclusive basis to any Person or group of Persons or in any geographical area;

(xix) Contract between the Company, on the one hand, and any Affiliate, officer, director, employee or independent contractor of the Company, on the other hand;

(xx) Contract for or relating to employment or engagement as an independent contractor or consultant;

(xxi) Contract to enter into any of the foregoing; and

(b) The Company has provided Parent and Merger Sub a true, complete and correct copy of all written Material Contracts, together with all amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Material Contract.

(c) (i) All the Contracts listed, or required to be listed, on Section 3.09(a) of the Company Disclosure Schedule (each, a “Material Contract” and, collectively, the “Material Contracts”) are legal, valid, and binding on the Company, enforceable against it in accordance with its terms, and is in full force and effect; (ii) to the knowledge of the Company, no third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Material Contract; and (iii) to the knowledge of the Company, no third party is in breach, or has received written notice of breach, of any Material Contract.

Section 3.10 Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth, for the Company- Owned Intellectual Property, a complete and accurate list of all domestic and foreign federal, state and/or provincial: (i) issued Patents and Patent applications; (ii) Trademark registrations, applications for registration; (iii) registered Copyrights; and (iv) Domain Names, in each case listing the title and current owner, the jurisdiction in which each has been issued or registered and the application, serial or registration number. All Company-Owned Intellectual Property identified on Section 3.10(a) of the Company Disclosure Schedule that is registered or subject to an application before any intellectual property registry or Governmental Body (“Registered Intellectual Property”): (1) has not lapsed, expired or been abandoned or withdrawn, except where the Company has in its reasonable business judgment decided to abandon, withdraw or allow to expire or lapse the application or registration for any such Company-Owned Intellectual Property that is no longer used by the Company; and (2) is not the subject of any Action, proceeding or opposition filed with the United States Patent and Trademark Office or any other intellectual property registry or Governmental Body anywhere in the world, except in the case of applications, as brought by the applicable examiner thereof. All Registered Intellectual Property that is registered with any intellectual property registry or Governmental Body is in full force and effect (except where the Company has in its reasonable business judgment decided to abandon, withdraw or allow to expire or lapse the application or registration for any such Company-Owned Intellectual Property that is no longer used by the Company). The Company has taken sufficient measures to perfect the chain of title recorded with the applicable Governmental Body (including the United States Patent and Trademark Office) with respect to each such item of Registered Intellectual Property, including recording any assignment of any Registered Intellectual Property assigned to the Company with the relevant Governmental Body in accordance with applicable Law in each jurisdiction in which such assignment is required to recorded.

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(b) The Company (i) exclusively owns and possesses all right, title and interest in and to all Company-Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens, and (ii) has the right to use pursuant to a valid and enforceable agreement, free and clear of all Liens (other than Permitted Liens), all other Company Intellectual Property, as necessary for the conduct of the business of the Company as currently conducted. The Registered Intellectual Property is subsisting and, to the Company’s knowledge, valid and enforceable, except where the Company has in its reasonable business judgment decided to abandon, withdraw or allow to expire or lapse the application or registration for any such Company-Owned Intellectual Property. The Company-Owned Intellectual Property and the Company’s rights to the Company-Owned Intellectual Property are not subject to any outstanding Order, or Action adversely affecting the Company’s use thereof or rights thereto. To the Company’s knowledge, the Company Intellectual Property constitutes all of the Intellectual Property necessary to the conduct of the business of the Company as conducted, and the manufacture, production, distribution, license, marketing and/or sale of any Company Products, in each case, as such is conducted by or on behalf of the Company. All Persons (including any current and former employees, contractors or consultants of the Company) who have participated in the invention, development, modification, and/or improvement of any of the Company-Owned Intellectual Property have executed and delivered to the Company, a valid and enforceable agreement (i) restricting the disclosure by such Person of Trade Secrets or other confidential information of the Company; and (ii) providing for the assignment (by way of a present grant of assignment) by such Person to the Company of any Intellectual Property arising out of such Person’s employment by, engagement by or Contract with the Company (collectively, “Invention Assignment Agreements”), and true, correct and complete copies of such agreements (or the forms thereof) have been made available to Parent.

(c) Section 3.10(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all IP Licenses (other than (i) Contracts for Off-the Shelf Software, (ii) Contracts for Publicly- Available Data, (iii) Contracts for Open Source Technology, (iv) non-disclosure agreements entered into in the ordinary course, and (v) non-exclusive purchase, license and use agreements for Company Products that do not materially differ in substance from the Company’s standard forms thereof, which have been provided to Parent), in each case identifying whether or not such license is exclusive or nonexclusive. Each IP License is in full force and effect, and the Company is (and to the Company’s knowledge, the counterparty of such IP License is) in compliance in all material respects with all of its obligations pursuant to the IP Licenses. The IP Licenses constitute all of Contracts to which the Company is a party or otherwise bound that provide rights to or from the Company to any Company Intellectual Property. None of the IP Licenses grant any other Person any exclusive rights to or under any Company-Owned Intellectual Property or any right to sublicense any Company-Owned Intellectual Property.

(d) To the knowledge of the Company, the Company has not violated, misappropriated or infringed, and is not violating, misappropriating or infringing, any Intellectual Property of any other Person. Without limiting the generality of the foregoing, there are no U.S. Patents, or foreign Patents, in each case, where applicable, that are infringed by the current operation of the Company’s business or Company’s use of the Company-Owned Intellectual Property as it is currently used. There is no, and has not been, any litigation, opposition, cancellation, Order, Action, objection or claim pending, or asserted or threatened in writing (including cease and desist letters or invitations to take a license) against the Company concerning the ownership, use, validity, scope, registrability, enforceability, infringement, misappropriation, violation, or licensed right to use any Company-Owned Intellectual Property, and Company has received no written notice of the same, in each case, except from the examiner of Registered Intellectual Property.

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(e) To the Company’s knowledge, no Person has or is infringing any of the Company Intellectual Property.

(f) The Company has taken commercially reasonable actions to maintain the confidentiality and secrecy of the confidential information, Company Data, and Trade Secrets of the Company. To the Company’s knowledge, there has not been any breach by any third party of any confidentiality obligation to the Company.

(g) Except as disclosed on Section 3.10(g) of the Company Disclosure Schedules, neither this Agreement nor any Transaction Document (nor the execution, delivery or performance of this Agreement or any of the other Transaction Documents) nor consummation of the Transactions will, pursuant to any Contract in which the Company is bound, (i) result in the Company granting to any third party any right to or with respect to any Company-Owned Intellectual Property; (ii) result in the Company being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Company prior to the Closing Date; or (iii) alter, change or grant any rights or obligations involving or relating to any of the Company Intellectual Property (or otherwise constitute a default under any Contract involving or relating to any of the Company Intellectual Property or cause the acceleration of any obligations thereunder or give any party thereunder the right to terminate, amend or modify such Contract or result in the creation of any Lien on any of the Company Intellectual Property). No licenses or other consents are required from any Person to permit the Company to fully exploit the Company Intellectual Property and otherwise license, sell or distribute its products, in each case consistent with the Company’s past practice. The Company has received no written notice from any counterparty to any Inbound IP License of any threatened loss of any applicable Company Intellectual Property, and the consummation of the Transactions do not and will not (with notice, the happening of any event and/or the passage of time or notice) result in the loss or expiration of any license of Intellectual Property rights of the Company pursuant to any Contract to which the Company is bound.

(h) Section 3.10(h) of the Company Disclosure Schedule sets forth a list of all Company Products. To the Company’s knowledge, the Company-Owned Software and Company Products are free from material defects as to the core functionality thereof and operate in accordance with all applicable contractual commitments and published specifications, in all material respects. There are no claims pending against the Company alleging any defects in any Company Products and/or Company-Owned Software or alleging any failure of any of the same to meet their specifications.

(i) To the Company’s knowledge, none of the Company-Owned Software or Company Products incorporates or is distributed together with any Open Source Technology.

(j) The Company maintains a complete and accurate copy of the source code for all Company-Owned Software. Each Company-Owned Software item includes at least one electronic copy of the source code therefor and each applicable object file, together with build files, batch files and/or make files, as may be required to create executables that are included in each release and version of such Company-Owned Software, in each case, to the extent such has been distributed by the Company. The source code for all Company-Owned Software contains clear and accurate annotations and programmers’ comments, and otherwise has been documented in a professional manner.

(k) The Company has not, by license, transfer, escrow, or otherwise, authorized any other Person (other than current or former employees, working on behalf of the Company) to reverse engineer, disassemble, or decompile any of the Company-Owned Software to create the source code for such Company-Owned Software. To the Company’s knowledge, all copies of any Company-Owned Software distributed in connection with the Company’s business have been distributed solely in object code form. Each copy so distributed by the Company is (or was, as applicable) the subject of a valid, existing, and enforceable license agreement. There has been no disclosure of any Company-Owned Software by the Company, or to the Company’s knowledge, by any other Person, other than through licensing of object code, or making available of hosted (software-as-a-service) versions thereof.

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(l) The Company has made available to Parent true, correct and complete copies of all Company Intellectual Property and IP Licenses listed in Section 3.10(a) and Section 3.10(c) of the Company Disclosure Schedule.

(m) The Company possesses all necessary rights to use all Software, software development tools, library functions, compilers, middleware and system, information technology equipment, and associated documentation used or held for use in connection with the operation of the Company’s business as presently conducted (the “Systems”). To the Company’s knowledge, the Systems operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with the Company’s business. To the Company’s knowledge, none of the Systems contain any disabling or destructive code or instructions or virus that is designed or intended to disrupt, disable, or otherwise impede the operation of the Systems or any Company-Owned Software or damage or destroy any data or file without the user’s consent. The Company has implemented reasonable backup, security and disaster recovery technology for the Systems consistent with normal industry practices.

(n) The Company has complied in all material respects with all applicable Privacy Laws and other applicable laws regarding the disclosure of data. The Company takes and has taken all necessary measures required by any Contract to which the Company is bound or any Law applicable to the Company’s business and Company Products , to protect, safeguard, and maintain the confidentiality, integrity and security of the Systems, Company Products and Company-Owned Software owned or controlled by Company and all information, data, and transactions stored or contained therein or transmitted thereby (the “Company Data”), against any unauthorized use, access, transmittal, interruption, modification or corruption. Section 3.10(n) of the Company Disclosure Schedule sets forth the current version of the Company’s written, publicly-available privacy and security policies that govern the collection, use and disclosure of Company Data and Trade Secrets (collectively, “Privacy Policies”).

Section 3.11 Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no Action pending or, to the Company’s knowledge, threatened or anticipated against the Company or its shareholders, directors, officers or employees (in such capacity) or its business, assets or Liabilities. To the Company’s knowledge, no event has occurred or action taken that is reasonably likely to result in such Action. The Company is not engaged in any Action to recover monies due it or for damages sustained by it. Section 3.11 of the Company Disclosure Schedule also identifies all Actions to which the Company or its shareholders, directors, officers or employees (in such capacity) have been parties since January 1, 2015. Except as set forth in Section 3.11 of the Company Disclosure Schedule, none of the Company, its business, its assets or its Liabilities is subject to any Order. The Company is in compliance in all material respects with the terms of each Order set forth in Section 3.11 of the Company Disclosure Schedule and, to the Company’s knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

Section 3.12 Compliance with Laws.

(a) The Company (including its business and assets) is and has at all times been in material compliance with all applicable Laws and Orders in all material respects. The Company has not received notice of any violation or alleged violation of any Laws or Orders.

(b) Except as would not result in a Company Material Adverse Effect , the Company has all Permits required, and all exemptions from requirements to obtain or apply for any Permits, for the conduct of its business (as the Company currently conducts its business and as the Company proposes to conduct its business) and the operation of the Company’ s facilities. The Company has not received any notice or communication regarding any adverse change in the status or terms and conditions of any Permit.

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Section 3.13 Employment Matters.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a list of all Persons who are employees, independent contractors or consultants of the Company, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire (or engagement) date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive- based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.

(b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the Closing have been (or will be prior to the Closing) paid in full and there are no outstanding Contracts, agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(c) The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, or labor organization.

(d) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws and Benefit Plans.

Section 3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, fringe- benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, individual independent contractor or individual consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Parent would reasonably be expected to have any Liability, contingent or otherwise (as listed on (or required to be listed on) Section 3.14(a) of the Company Disclosure Schedule, each, a “Benefit Plan”).

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(b) With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Transactions or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c) Each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code) in all material respects. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Company’s knowledge, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened in writing.

(d) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(e) Each Benefit Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations). The Company does not have any obligation to any Person to cause any Benefit Plan subject to 409A of the Code to comply with Section 409A of the Code or to provide any “gross-up” or similar payment to any Person in the event any such Benefit Plan fails to comply with Section 409A of the Code.

(f) Neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting under any Benefit Plan, or increase the amount of compensation due to any current or former director, officer, employee, independent contractor, or consultant of the Company; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

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Section 3.15 Insurance. All insurance policies of the Company are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company operates, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

Section 3.16 Certain Payments. Neither the Company nor any Holder nor, to the knowledge of the Company, any director, officer, employee, or other Person associated with or acting on behalf of the Company or any Holder, has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business for the Company, (b) to pay for favorable treatment for business secured by the Company, (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (d) in violation of applicable Law or any Order. Without limiting the generality of the foregoing, the Company (including any of its directors, officers, employees or other Persons associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any rules or regulations thereunder, including by offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party.

Section 3.17 Affiliated Transactions. Except as set forth in Section 3.17 of the Company Disclosure Schedule, no Affiliate, employee, officer, director or shareholder of the Company (or any independent contractor serving as an officer of any Company), any member of his or her immediate family or any of their respective Affiliates (a) has any direct or indirect interest in or other business relationship or arrangement with (i) any Person that does business with the Company or (ii) any property (tangible or intangible), asset or right that is used by the Company, (b) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any such Person, (c) is involved in any business arrangement or other relationship with the Company, (d) has any claim or cause of action against the Company, (e) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (f) has engaged in any transaction with the Company for which any liabilities or obligations will remain to be satisfied after the Closing or (g) will be obligated to receive any payment from the Company, or any successor or assign thereof upon consummation of the Transactions.

Section 3.18 Brokerage. Except as set forth in Section 3.18 of the Company Disclosure Schedule, there are no claims for nor shall any Person be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Holders or the Company or any of their respective Affiliates.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except: (a) as disclosed in the Parent SEC Documents at least one Business Day prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Parent Disclosure Schedule; Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization and Corporate Power.

(a) The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Parent is duly organized, validly existing and in good standing under the Laws of the states as set forth on Section 4.01 of the Parent Disclosure Schedule. The Parent and its Subsidiaries have all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed to be conducted. The Parent and its Subsidiaries are duly qualified or authorized to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, and all such jurisdictions are set forth on Section 4.01 of the Parent Disclosure Schedule, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) True, correct and complete copies of the Parent Charter and bylaws of the Parent, including all amendments or restatements thereof (collectively, the “Parent Organizational Documents”), and the organizational documents for each Subsidiary, have been heretofore made available to the Company. The Parent has provided to the Company true, correct and complete copies of the minute books of the Parent and each Subsidiary, and such minute books contain a complete summary of all meetings and actions of the Parent’s board of directors, and each Subsidiaries board of directors, including all committees thereof.

Section 4.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other Transaction Document by the Parent and Merger Sub and the consummation of the Transactions have been duly and validly authorized by all requisite action on the part of the Parent and Merger Sub, and no other proceedings on the Parent or Merger Sub’s part are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the Transactions. This Agreement constitutes, and when executed and delivered, the other Transaction Documents will constitute, a legal, valid and binding obligation of the Parent and Merger Sub, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Parent consists of (i) 500,000,000 shares of Parent Stock; and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share, of Parent. As of the date of this Agreement, 56,077,272 shares of Parent Stock were issued and outstanding.

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(b) Stock Awards.

(i) As of the date of this Agreement, 2,172,500 shares of Parent Stock, exclusive of shares of Parent Stock reserved for issuance with respect to Parent Stock Options held by former employees of Parent, were reserved for issuance pursuant to outstanding Parent Stock Options. Except as provided in this Agreement, since December 31, 2017 and through the date hereof, no Parent equity awards have been granted.

(ii) As of the date of this Agreement, 1,750,000 shares of Parent Stock were reserved for issuance pursuant to outstanding convertible notes of the Parent.

(iii) As of the date hereof, there are no outstanding restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items listed, together with the capital stock of Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Stock, all outstanding Parent equity awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iv) There are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities.

Section 4.04 No Breach; Consents. Except as set forth on Section 4.04 of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions do not conflict with or result in any breach of, constitute a default or an event of default under (or an event that, with notice or lapse of time, or both, would constitute a default or event of default under), result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets or equity of the Parent (including any of the Parent Stock), or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any Person or Governmental Body, under the provisions of the Parent Organizational Documents or any Contract or restriction to which the Parent or Merger Sub is a party or bound (or any Contract or restriction by which the Parent or Merger Sub or any of their respective capital stock, assets or properties may be bound or affected), or any Law, Order or Permit, or otherwise, except for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 4.05 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since March 31, 2018 (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) The audited balance sheet of Parent dated as of December 31, 2017 contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the Ordinary Course of Business; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Compliance. Parent is in compliance with all of the applicable listing and corporate governance rules of OTC Markets, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.06 Absence of Certain Developments. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Parent and each of its Subsidiaries has been conducted in the Ordinary Course of Business and there has not been or occurred:

(a) any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.02.

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Section 4.07 Assets and Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent is in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Parent or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

(b) The assets of the Parent and its Subsidiaries (i) have been maintained and repaired in the Ordinary Course of Business, (ii) are in such condition and repair, reasonable wear and tear excepted, as is suitable for the purposes for which they are presently used by the Parent, and (iii) are free from material defects (patent and latent).

(c) The Parent and its Subsidiaries own no, and has never owned any, real property.

(d) The real property leased or demised by the leases described on Section 4.07(d) of the Parent Disclosure Schedule (the “Parent Leased Real Property”) constitutes all of the real property used, occupied or leased by the Parent or its Subsidiaries. Except as set forth on Section 4.07(d) of the Parent Disclosure Schedule, the Parent Leased Real Property leases are in full force and effect, and the Parent holds a valid and existing leasehold interest in the Parent Leased Real Property under each such lease. The Parent has delivered or made available to the Company true, correct and complete copies of each of the leases described on Section 4.07(d) of the Parent Disclosure Schedule, and none of such leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Company. Neither the Parent nor, to the Parent’s knowledge, any other party to the Parent Leased Real Property leases, is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by the Parent in any material respect under the Parent Leased Real Property leases and, to the Parent’s knowledge, no event has occurred which, if not remedied, would result in a default by any party other than the Parent in any material respect under the Parent Leased Real Property leases. The Parent Leased Real Property and all of the material fixtures and improvements thereon are in good operating condition without material structural defects and are suitable, sufficient and appropriate for their current uses. The use and operation of the Parent Leased Real Property in the conduct of the Parent’s business do not violate any Law, Order, covenant, condition, restriction, easement, license, Permit, agreement, Contract or right of any Person. No material improvements constituting a part of the Parent Leased Real Property encroach on real property owned or leased by another Person. There are no Actions pending nor, to the Parent’s knowledge, threatened against or affecting the Parent Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.08 Tax Matters. Except as set forth on Section 4.08 of the Parent Disclosure Schedule:

(a) All material Tax Returns required to be filed on or before the Closing Date by the Parent or its Subsidiaries have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Parent or its Subsidiaries (whether or not shown on any Tax Return) have been, or will be, timely paid. The Parent or its Subsidiaries have withheld each Tax required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and remitted such amounts to the appropriate Governmental Body. No written claim has been made by any taxing authority in any jurisdiction where the Parent or its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Parent or its Subsidiaries. All deficiencies asserted, or assessments made, against the Parent or its Subsidiaries as a result of any examinations by any taxing authority have been fully paid. The Parent or its Subsidiaries is not a party to any Action by any taxing authority. There are no pending Actions, or to the knowledge of the Parent, threatened Actions by any taxing authority.

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(b) The Parent has delivered or made available to the Company copies of all federal, state, local and foreign income, franchise and similar Tax Returns filed by, examination reports, and statements of deficiencies assessed against, or agreed to by, the Parent and its Subsidiaries for all taxable years ending on or after December 31, 2015.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Parent or its Subsidiaries.

(d) Neither the Parent nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement (other than pursuant to the customary provisions of an agreement entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes, such as leases, licenses, or credit agreements).

(e) Neither the Parent nor any of its Subsidiaries is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Parent or its Subsidiaries. Neither the Parent nor any of its Subsidiaries is the beneficiary with respect to any Tax exemption, Tax credit or Tax grant or other Tax preference memorialized in any written agreement with any Governmental Body.

(f) Neither the Parent nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Neither the Parent nor any of its Subsidiaries has Liability for Taxes of any Person (other than the Parent) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(g) Neither the Parent nor any of its Subsidiaries is or will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) instalment sale or open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date; (iii) deferred intercompany gain or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Law); (iv) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date; or (v) any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise occurring on or prior to the Closing Date.

(h) Neither the Parent nor any of its Subsidiaries is, or has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(i) Neither the Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(j) Neither the Parent nor any of its Subsidiaries is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

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Section 4.09 Contracts and Commitments.

(a) Except as set forth on Section 4.09(a) of the Parent Disclosure Schedule or as filed with the Parent SEC Documents, the Parent and its Subsidiaries are not party to, bound by or subject to (and none of the Parent or its Subsidiaries assets are subject to and the Parent or its Subsidiaries have no rights, obligations or Liabilities under) any contract or agreement that is required to be filed with the Parent SEC Document.

(b) All the Contracts filed in, or required to be filed in, the Parent SEC Documents (each, a “Parent Material Contract” and, collectively, the “Parent Material Contracts”) are legal, valid, and binding on the Parent, enforceable against it in accordance with its terms, and is in full force and effect;

(i) to the knowledge of the Parent or Merger Sub, no third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Material Contract; and (iii) to the knowledge of the Parent or Merger Sub, no third party is in breach, or has received written notice of breach, of any Material Contract.

Section 4.10 Intellectual Property.

(a) Section 4.10(a) of the Parent Disclosure Schedule sets forth, for the Parent-Owned Intellectual Property, a complete and accurate list of all domestic and foreign federal, state and/or provincial: (i) issued Patents and Patent applications; (ii) Trademark registrations, applications for registration; (iii) registered Copyrights; and (iv) Domain Names, in each case listing the title and current owner, the jurisdiction in which each has been issued or registered and the application, serial or registration number. All Parent-Owned Intellectual Property identified on Section 4.10(a) of the Parent Disclosure Schedule that is Registered Intellectual Property: (1) has not lapsed, expired or been abandoned or withdrawn, except where the Parent or its Subsidiaries has in its reasonable business judgment decided to abandon, withdraw or allow to expire or lapse the application or registration for any such Parent-Owned Intellectual Property that is no longer used by the Parent or its Subsidiaries; and (2) is not the subject of any Action, proceeding or opposition filed with the United States Patent and Trademark Office or any other intellectual property registry or Governmental Body anywhere in the world, except in the case of applications, as brought by the applicable examiner thereof. All Registered Intellectual Property that is registered with any intellectual property registry or Governmental Body is in full force and effect (except where the Parent or its Subsidiaries has in its reasonable business judgment decided to abandon, withdraw or allow to expire or lapse the application or registration for any such Parent-Owned Intellectual Property that is no longer used by the Parent). The Parent or its Subsidiaries has taken sufficient measures to perfect the chain of title recorded with the applicable Governmental Body (including the United States Patent and Trademark Office) with respect to each such item of Registered Intellectual Property, including recording any assignment of any Registered Intellectual Property assigned to the Parent with the relevant Governmental Body in accordance with applicable Law in each jurisdiction in which such assignment is required to recorded.

(b) The Parent (i) exclusively owns and possesses all right, title and interest in and to all Parent-Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens, and (ii) has the right to use pursuant to a valid and enforceable agreement, free and clear of all Liens (other than Permitted Liens), all other Parent Intellectual Property, as necessary for the conduct of the business of the Parent as currently conducted. The Registered Intellectual Property is subsisting and, to the Parent’s knowledge, valid and enforceable, except where the Parent has in its reasonable business judgment decided to abandon, withdraw or allow to expire or lapse the application or registration for any such Parent-Owned Intellectual Property. The Parent-Owned Intellectual Property and the Parent’s rights to the Parent-Owned Intellectual Property are not subject to any outstanding Order, or Action adversely affecting the Parent’s use thereof or rights thereto. To the Parent’s knowledge, the Parent Intellectual Property constitutes all of the Intellectual Property necessary to the conduct of the business of the Parent as conducted, and the manufacture, production, distribution, license, marketing and/or sale of any Parent Products, in each case, as such is conducted by or on behalf of the Parent. All Persons (including any current and former employees, contractors or consultants of the Parent) who have participated in the invention, development, modification, and/or improvement of any of the Parent-Owned Intellectual Property have executed and delivered to the Parent, a valid and enforceable agreement (i) restricting the disclosure by such Person of Trade Secrets or other confidential information of the Parent; and

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(i) providing for the assignment (by way of a present grant of assignment) by such Person to the Parent of any Intellectual Property arising out of such Person’s employment by, engagement by or Contract with the Parent (collectively, “Parent Invention Assignment Agreements”), and true, correct and complete copies of such agreements (or the forms thereof) have been made available to the Company.

(c) Section 4.10(c) of the Parent Disclosure Schedule sets forth a complete and accurate list of all IP Licenses (other than (i) Contracts for Off-the Shelf Software, (ii) Contracts for Publicly- Available Data, (iii) Contracts for Open Source Technology, (iv) non-disclosure agreements entered into in the ordinary course, and (v) non-exclusive purchase, license and use agreements for Parent Products that do not materially differ in substance from the Parent’s standard forms thereof, which have been provided to Parent), in each case identifying whether or not such license is exclusive or nonexclusive. Each IP License is in full force and effect, and the Parent or its Subsidiaries is (and to the Parent’s knowledge, the counterparty of such IP License is) in compliance in all material respects with all of its obligations pursuant to the IP Licenses. The IP Licenses constitute all of Contracts to which the Parent or its Subsidiaries is a party or otherwise bound that provide rights to or from the Parent or its Subsidiaries to any Parent Intellectual Property. None of the IP Licenses grant any other Person any exclusive rights to or under any Parent-Owned Intellectual Property or any right to sublicense any Parent- Owned Intellectual Property.

(d) To the knowledge of the Parent, the Parent or its Subsidiaries has not violated, misappropriated or infringed, and is not violating, misappropriating or infringing, any Intellectual Property of any other Person. Without limiting the generality of the foregoing, there are no U.S. Patents, or foreign Patents, in each case, where applicable, that are infringed by the current operation of the Parent’s business or Parent’s use of the Parent-Owned Intellectual Property as it is currently used. There is no, and has not been, any litigation, opposition, cancellation, Order, Action, objection or claim pending, or asserted or threatened in writing (including cease and desist letters or invitations to take a license) against the Parent concerning the ownership, use, validity, scope, registrability, enforceability, infringement, misappropriation, violation, or licensed right to use any Parent-Owned Intellectual Property, and Parent has received no written notice of the same, in each case, except from the examiner of Registered Intellectual Property.

(e) To the Parent’s knowledge, no Person has or is infringing any of the Parent Intellectual Property.

(f) The Parent has taken commercially reasonable actions to maintain the confidentiality and secrecy of the confidential information, Parent Data, and Trade Secrets of the Parent. To the Parent’s knowledge, there has not been any breach by any third party of any confidentiality obligation to the Parent.

(g) Neither this Agreement nor any Transaction Document (nor the execution, delivery or performance of this Agreement or any of the other Transaction Documents) nor consummation of the Transactions will, pursuant to any Contract in which the Parent is bound, (i) result in the Parent granting to any third party any right to or with respect to any Parent-Owned Intellectual Property; (ii) result in the Parent being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Parent prior to the Closing Date; or (iii) alter, change or grant any rights or obligations involving or relating to any of the Parent Intellectual Property (or otherwise constitute a default under any Contract involving or relating to any of the Parent Intellectual Property or cause the acceleration of any obligations thereunder or give any party thereunder the right to terminate, amend or modify such Contract or result in the creation of any Lien on any of the Parent Intellectual Property). No licenses or other consents are required from any Person to permit the Parent to fully exploit the Parent Intellectual Property and otherwise license, sell or distribute its products, in each case consistent with the Parent’s past practice. The Parent has received no written notice from any counterparty to any Inbound IP License of any threatened loss of any applicable Parent Intellectual Property, and the consummation of the Transactions do not and will not (with notice, the happening of any event and/or the passage of time or notice) result in the loss or expiration of any license of Intellectual Property rights of the Parent pursuant to any Contract to which the Parent is bound.

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(h) Section 4.10(h) of the Parent Disclosure Schedule sets forth a list of all Parent Products. To the Parent’s knowledge, the Parent-Owned Software and Parent Products are free from material defects as to the core functionality thereof and operate in accordance with all applicable contractual commitments and published specifications, in all material respects. There are no claims pending against the Parent or its Subsidiaries alleging any defects in any Parent Products and/or Parent- Owned Software or alleging any failure of any of the same to meet their specifications.

(i) None of the Parent-Owned Software or Parent Products incorporates or is distributed together with any Open Source Technology.

(j) The Parent maintains a complete and accurate copy of the source code for all Parent- Owned Software. Each Parent-Owned Software item includes at least one electronic copy of the source code therefor and each applicable object file, together with build files, batch files and/or make files, as may be required to create executables that are included in each release and version of such Parent-Owned Software, in each case, to the extent such has been distributed by the Parent. The source code for all Parent-Owned Software contains clear and accurate annotations and programmers’ comments, and otherwise has been documented in a professional manner.

(k) The Parent or its Subsidiaries have not, by license, transfer, escrow, or otherwise, authorized any other Person (other than current or former employees, working on behalf of the Parent) to reverse engineer, disassemble, or decompile any of the Parent-Owned Software to create the source code for such Parent-Owned Software. All copies of any Parent-Owned Software distributed in connection with the Parent’s business have been distributed solely in object code form. Each copy so distributed by the Parent or its Subsidiaries is (or was, as applicable) the subject of a valid, existing, and enforceable license agreement. There has been no disclosure of any Parent-Owned Software by the Parent, or to the Parent’s knowledge, by any other Person, other than through licensing of object code, or making available of hosted (software-as-a-service) versions thereof.

(l) The Parent has made available to the Company true, correct and complete copies of all Parent Intellectual Property and IP Licenses listed in Section 4.10(a) and Section 4.10(c) of the Parent Disclosure Schedule.

(m) The Parent possesses all necessary rights to use all Software, software development tools, library functions, compilers, middleware and system, information technology equipment, and associated documentation used or held for use in connection with the operation of the Parent’s business as presently conducted (the “Parent Systems”). To the Parent’s knowledge, the Parent Systems operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Parent in connection with the Parent’s business. To the Parent’s knowledge, none of the Parent Systems contain any disabling or destructive code or instructions or virus that is designed or intended to disrupt, disable, or otherwise impede the operation of the Parent Systems or any Parent-Owned Software or damage or destroy any data or file without the user’s consent. The Parent has implemented reasonable backup, security and disaster recovery technology for the Parent Systems consistent with normal industry practices.

(n) The Parent has complied in all material respects with all applicable Privacy Laws and other applicable laws regarding the disclosure of data. The Parent takes and has taken all necessary measures required by any Contract to which the Parent or its Subsidiaries is bound or any Law applicable to the Parent’s business and Parent Products, to protect, safeguard, and maintain the confidentiality, integrity and security of the Parent Systems, Parent Products and Parent-Owned Software owned or controlled by Parent and all information, data, and transactions stored or contained therein or transmitted thereby (the “Parent Data”), against any unauthorized use, access, transmittal, interruption, modification or corruption. Section 4.10(n) of the Parent Disclosure Schedule sets forth the current version of the Parent’s written, publicly-available privacy and security policies that govern the collection, use and disclosure of Parent Data and Trade Secrets (collectively, “Parent Privacy Policies”).

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Section 4.11 Litigation. Except as set forth in Section 4.11 of the Parent Disclosure Schedule or as disclosed in the Parent SEC Documents, there is no Action pending or, to the Parent’s knowledge, threatened or anticipated against the Parent or its Subsidiaries or its shareholders, directors, officers or employees (in such capacity) or its business, assets or Liabilities. To the Parent’s knowledge, no event has occurred or action taken that is reasonably likely to result in such Action. The Parent or its Subsidiaries are not engaged in any Action to recover monies due it or for damages sustained by it. Section 4.11 of the Parent Disclosure Schedule also identifies all Actions to which the Parent or its Subsidiaries or its shareholders, directors, officers or employees (in such capacity) have been parties since January 1, 2015. Except as set forth in Section 4.11 of the Parent Disclosure Schedule, none of the Parent, its Subsidiaries, its business, its assets or its Liabilities is subject to any Order. The Parent and its Subsidiaries are in compliance in all material respects with the terms of each Order set forth in Section 4.11 of the Parent Disclosure Schedule and, to the Parent’s knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

Section 4.12 Compliance with Laws.

(a) The Parent and its Subsidiaries (including its business and assets) are and have at all times been in material compliance with all applicable Laws and Orders in all material respects. Neither the Parent nor its Subsidiaries have received notice of any violation or alleged violation of any Laws or Orders.

(b) The Parent and its Subsidiaries have all Permits required, and all exemptions from requirements to obtain or apply for any Permits, for the conduct of its business (as the Parent currently conducts its business and as the Parent proposes to conduct its business) and the operation of the Parent’s facilities. Neither the Parent nor any of its Subsidiaries have received any notice or communication regarding any adverse change in the status or terms and conditions of any Permit.

Section 4.13 Employment Matters.

(a) Section 4.13(a) of the Parent Disclosure Schedule contains a list of all Persons who are employees, independent contractors or consultants of the Parent or its Subsidiaries, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire (or engagement) date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.

(b) Except as set forth in Section 4.13(b) of the Parent Disclosure Schedule, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Parent or its Subsidiaries for services performed on or prior to the Closing have been (or will be prior to the Closing) paid in full and there are no outstanding Contracts, agreements, understandings or commitments of the Parent with respect to any compensation, commissions or bonuses.

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(c) The Parent or its Subsidiaries are not, and have never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, or labor organization.

(d) The Parent and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Parent as independent contractors or consultants are properly treated as independent contractors under all applicable Laws and Benefit Plans.

Section 4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Parent Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, fringe- benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Parent or its Subsidiaries for the benefit of any current or former employee, officer, director, retiree, individual independent contractor or individual consultant of the Parent or its Subsidiaries or any spouse or dependent of such individual, or under which the Parent has or may have any Liability, or with respect to which Parent would reasonably be expected to have any Liability, contingent or otherwise (as listed on (or required to be listed on) Section 4.14(a) of the Parent Disclosure Schedule, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Parent has made available to the Company accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Transactions or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

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(c) Each Benefit Plan (other than any Multiemployer Plan) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code) in all material respects. Each Benefit Plan that is intended to be a Qualified Benefit Plan has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Parent’s knowledge, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened in writing.

(d) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(e) Each Benefit Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations). The Parent or its Subsidiaries do not have any obligation to any Person to cause any Benefit Plan subject to 409A of the Code to comply with Section 409A of the Code or to provide any “gross-up” or similar payment to any Person in the event any such Benefit Plan fails to comply with Section 409A of the Code.

(f) Neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Parent to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting under any Benefit Plan, or increase the amount of compensation due to any current or former director, officer, employee, independent contractor, or consultant of the Parent; (iii) limit or restrict the right of the Parent to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 4.15 Insurance. All insurance policies of the Parent and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Parent or its Subsidiaries reasonably has determined to be prudent, taking into account the industries in which the Parent operates, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent and its Subsidiaries are not in breach or default, and the Parent and its Subsidiaries have not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

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Section 4.16 Certain Payments. Neither the Parent nor any Subsidiary nor, to the knowledge of the Parent, any director, officer, employee, or other Person associated with or acting on behalf of the Parent or any Subsidiary, has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business for the Parent or its Subsidiaries, (b) to pay for favorable treatment for business secured by the Parent or its Subsidiaries, (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Parent or its Subsidiaries, or (d) in violation of applicable Law or any Order. Without limiting the generality of the foregoing, the Parent and its Subsidiaries (including any of its directors, officers, employees or other Persons associated with or acting on its behalf) have not, directly or indirectly, taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any rules or regulations thereunder, including by offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party.

Section 4.17 Affiliated Transactions. Except as set forth in Section 4.17 of the Parent Disclosure Schedule, no Affiliate, employee, officer, director or shareholder of the Parent or its Subsidiaries (or any independent contractor serving as an officer of Parent or its Subsidiary), any member of his or her immediate family or any of their respective Affiliates (a) has any direct or indirect interest in or other business relationship or arrangement with (i) any Person that does business with the Parent or its Subsidiaries or (ii) any property (tangible or intangible), asset or right that is used by the Parent or its Subsidiaries, (b) owes any amount to the Parent or its Subsidiaries nor does the Parent or its Subsidiaries owe any amount to, or has the Parent or its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any such Person, (c) is involved in any business arrangement or other relationship with the Parent or its Subsidiaries, (d) has any claim or cause of action against the Parent or its Subsidiaries, (e) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Parent or its Subsidiaries, (f) has engaged in any transaction with the Parent or its Subsidiaries for which any liabilities or obligations will remain to be satisfied after the Closing or (g) will be obligated to receive any payment from the Parent or its Subsidiaries, or any successor or assign thereof upon consummation of the Transactions.

Section 4.18 Brokerage. Except as set forth in Section 4.18 of the Parent Disclosure Schedule, there are no claims for nor shall any Person be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Parent its Subsidiaries or any of their respective Affiliates.

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ARTICLE V
COVENANTS

Section 5.01 Conduct of Business of the Company. The Company shall, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent, conduct its business in the Ordinary Course of Business, and, to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend or propose to amend its Organizational Documents;

(b) (i) split, combine, or reclassify any Company Units, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Units, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, equity, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any of its equity;

(c) issue, sell, pledge, dispose of, or encumber any Company Units, other than the issuance of shares of Company Units upon the exercise of any Option or Warrant outstanding as of the date of this Agreement in accordance with its terms;

(d) except as required by applicable Law or by any Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company to directors, officers, or employees, other than increases in compensation made to non-officer employees in the Ordinary Course of Business, or (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $50,000 in the aggregate;

(f) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting of non-exclusive licenses under the Company IP, in each case in the Ordinary Course of Business, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

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(h) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Material Contract or Lease with respect to material Real Estate hereunder;

(i) institute, settle, or compromise any Action involving the payment of monetary damages by the Company of any amount exceeding $50,000 in the aggregate, other than (i) any Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Latest Balance Sheet; provided, that the Company shall not settle or agree to settle any Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for (i) any such change required by a change in GAAP or applicable Law, or (ii) to change any preexisting method of financial accounting principles or practices to be compliant with GAAP;

(k) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Latest Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the Ordinary Course of Business;

(o) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p) except to the extent expressly permitted by Section 5.04 or ARTICLE VII, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger, or the other transactions contemplated by this Agreement; or

(q) agree or commit to do any of the foregoing.

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Section 5.02 Conduct of the Business of Parent. Parent shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of the Company, conduct its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.02 of the Parent Disclosure Schedule or as required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend the Parent Organizational Documents in a manner that would adversely affect the Company or the holders of Company Units relative to the other holders of Parent Stock;

(b) (i) split, combine, or reclassify any Parent Stock in a manner that would adversely affect the Company or the holders of Company Units relative to the other holders of Parent Stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Parent Stock, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c) issue, sell, pledge, dispose of, or encumber any Parent Stock, other than (i) the issuance of shares of Parent Stock upon the exercise of any equity awards outstanding as of the date of this Agreement in accordance with its terms, and (ii) the issuance of shares of Parent Stock in connection with or upon the exercise of any equity awards granted after the date hereof in the Ordinary Course of Business;

(d) except as required by applicable Law or by any Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company to directors, officers, or employees, other than increases in compensation made to non-officer employees in the Ordinary Course of Business, or (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by this Agreement;

(f) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Parent; provided, that the foregoing shall not prohibit the Parent from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting of non-exclusive licenses under the Parent IP, in each case in the Ordinary Course of Business, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Parent, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

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(h) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Parent Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Parent Material Contract or Lease with respect to material Real Estate hereunder;

(i) institute, settle, or compromise any Action involving the payment of monetary damages by the Parent of any amount exceeding $20,000 in the aggregate, other than (i) any Action brought against the Company arising out of a breach or alleged breach of this Agreement by the Company, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Parent Balance Sheet; provided, that the Parent shall not settle or agree to settle any Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Parent’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Parent;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Parent by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company, except for the Company, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Parent IP, or grant any right or license to any material Parent IP other than pursuant to non-exclusive licenses entered into in the Ordinary Course of Business;

(o) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p) except to the extent expressly permitted by Section 5.04 or ARTICLE VII, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger, or the other transactions contemplated by this Agreement; or

(q) agree or commit to do any of the foregoing.

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Section 5.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall afford to Parent, and Parent shall afford to Company, reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or Parent, respectively, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company or Parent, respectively, and the Company shall furnish promptly to Parent, and Parent shall furnish promptly to Company, such other information concerning the business and properties of the Company or Parent, respectively, as the Party may reasonably request from time to time. Neither the Company nor Parent shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney- client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company or Parent’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Company, Parent or Merger Sub pursuant to this Agreement.

(b) Parent and the Company shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the Non-Disclosure Non- Circumvention Agreement, dated May 30, 2018, between Parent and the Company, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04 No Solicitation.

(a) Neither the Company, on the one hand, nor Parent, on the other hand, shall, and each shall cause their respective Subsidiaries not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company, on the one hand, and Parent, on the other hand, shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.04, the Company and Parent, as applicable, shall promptly (and in any event within three Business Days after receipt thereof by the Party or its Representatives) advise Parent or Company, as applicable, orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company, on the one hand, and Parent, on the other hand, agrees that the rights and remedies for noncompliance with this Section 5.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent or Company.

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Section 5.05 Notices of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of any event, circumstance, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b), or Section 6.02(c) of this Agreement.

Section 5.06 Delivery of Disclosure Schedules. The Parties acknowledge and agree that they have not delivered their respective disclosure schedules prior to entering into this Agreement, and Company hereby agrees that it will deliver the Company Disclosure Schedule to Parent at least three (3) calendar days prior to the Effective Time, and Parent hereby agrees that it will deliver the Parent Disclosure Schedule to the Company at least three (3) calendar days prior to the Effective Time. Unless this Agreement has been terminated by either Parent in accordance with clause (ii) of Section 7.02, or the Company in accordance with clause (iii) of Section 7.02, as applicable, the description and/or disclosure of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to have either (x) modified and/or amended or (y) cured any breach of, any representation or warranty made by the Company in ARTICLE III or Parent in ARTICLE IV, as applicable.

Section 5.07 Directors’ and Officers’ Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries as provided in the Organizational Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.07 of the Company Disclosure Schedule, shall be assumed by the Surviving LLC in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

Section 5.08 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.09 Public Announcements. Subject to the Parent’s obligation to file a Form 8-K disclosing this Agreement, the initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent and shall be released to the public at such time as to be mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent, and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.10 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the board of directors of the Company on the one hand, and Parent and the Parent Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

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Section 5.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving LLC shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving LLC any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving LLC as a result of, or in connection with, the Merger.

Section 5.12 Director Appointment. The board of directors of Parent (the “Parent Board”) shall take, all required action necessary to cause, as of the Effective Date, the directors of Parent to be as follows: John Bode, Peter Christensen (Chairman), Mike Brown, Tejas Katwala, and Laurence Mascera.

ARTICLE VI
CONDITIONS

Section 6.01 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) Due Diligence. Each Party’s satisfactory completion of due diligence;

(b) Company Resolutions. The Company will have provided certified copies of the resolutions duly adopted by the Company’s Members approving this Agreement, the Merger and the other Transaction Documents, and the consummation of all the Transactions;

(c) Parent Resolutions. The Parent will have provided certified copies of the resolutions duly adopted by the Parent’s Board of Directors approving this Agreement, the Merger and the other Transaction Documents, and the consummation of all the Transactions;

(d) Employment Agreements. The delivery of executed employment agreements by the executive officers of Parent in a form mutually agreed upon by the Company and Parent;

(e) Government Intervention. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement; and

(f) Convertible Note Offering. Parent shall have completed and closed (or had an initial closing under) an offering of convertible notes resulting in cash proceeds to Parent, in an amount acceptable to both Parent and Company.

(g) Required Member Consent. The Members holding the requisite number of Company Units required under the Company Operating Agreement shall have approved, in writing, this Agreement and the Transactions (the “Member Consent”).

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Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Other than the representations and warranties contained in Section 3.01(a), Section 3.02, Section 3.03, Section 3.05, and Section 3.18 set forth in ARTICLE III, the representations and warranties of the Company contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.01(a), Section 3.02, Section 3.03 (except for changes to Section 3.03(b) pursuant to this Agreement), Section 3.05, and Section 3.18 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

(e) Good Standing Certificate. The Company will have provided (A) a certified copy of the certificate of formation of the Company and (B) a certificate of good standing from the Secretary of State of New Jersey dated within five (5) Business Days of the Closing Date;

(f) Real Estate Holding Company Certificate. The delivery of a certificate signed by an officer of the Company reasonably acceptable to Parent, in accordance with Treasury Regulation Section 1.1445-2(c) stating under penalties of perjury that the Company is not a United States real property holding corporation within the meaning of Section 897(c)(2), and accompanying notice to the Internal Revenue Service, in a form reasonably acceptable to Parent dated the Closing Date;

(g) Cancellation of Options. The Company will have cancelled all Options, either by providing written termination agreements signed by the holders of the Options or by providing thirty (30) days written notice to each Optionholder pursuant to Section 2.08(c)(ii) of the Company 2017 Nonqualified Membership Unit/Stock Option Plan;

(h) Delivery of Net Working Capital Statement. The Company shall, in accordance with Section 1.05, deliver the Estimated Net Working Capital Statement to Parent.

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Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Other than the representations and warranties contained in Section 4.01(a), Section 4.02, Section 4.03, Section 4.05, and Section 4.18 set forth in ARTICLE IV, the representations and warranties of the Parent contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Parent Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Parent Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 4.01(a), Section 4.02, Section 4.03, Section 4.05, and Section 4.18 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b), and Section 6.03(c).

ARTICLE VII
TERMINATION, AMENDMENT, AND WAIVER

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

Section 7.02 Termination by Either Parent or the Company. This Agreement may be terminated (i) by either Parent or the Company at any time if the Merger has not been consummated on or before September 30, 2018 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this clause (i) of Section 7.02 shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date, or (ii) by the Parent upon written notice to the Company if the Company Disclosure Schedule delivered pursuant to Section 5.6 is not reasonably satisfactory to Parent, or (iii) by the Company upon written notice to the Parent if the Parent Disclosure Schedule delivered pursuant to Section 5.6 is not reasonably satisfactory to the Company;

Section 7.03 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time if neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by the Company within ten days of the Company’s receipt of written notice of such breach from Parent.

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Section 7.04 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company.

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party; provided, however, that if the termination is based on Section 7.03 or 7.04, the party desiring to terminate this Agreement must first provide a notice of breach with particularity to the reason of such breach, and allow the cure period of ten days from receipt of such notice before terminating this Agreement. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.03(b), this Section 7.05, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.06 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
DEFINITIONS

Section 8.01 Definitions. For purposes hereof, the following terms shall have the respective meanings set forth herein:

“Action” means any pending or threatened claim, action, cause of action, demand, suit, arbitration, inquiry, audit, notice, proceeding, litigation, arbitration, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, formal or informal, whether at law or in equity.

“Affiliate” means (a) with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person and (b) with respect to any individual, any spouse or members living in the same household of such specified Person, any Person who would be the heir or descendant of such specified Person if he or she were not living and any entity in which any of the foregoing has a direct or indirect interest. For the avoidance of doubt, the term “Affiliate”, with respect to any specified Person, shall include any trust (i) created by such Person, and/or his or her spouse, as settler, grantor, donor or otherwise, (ii) under which such Person and/or his or her spouse has contributed assets, or (iii) which such Person and/or his or her spouse or children, is, was, or will be a beneficiary of.

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“Aggregate Merger Consideration” has the meaning set forth in Section 1.04(g).

“Agreement” has the meaning set forth in the preamble.

“Benefit Plan” has the meaning set forth in Section 3.14(a) for purposes of ARTICLE III, and as set forth in Section 4.14(a) for purposes of ARTICLE IV.

“Business Day” means any day that is not a Saturday, a Sunday or a day which banks are required or permitted or required to be closed in New York, New York.

“Certificate of Merger” has the meaning set forth in Section 1.02.

“Closing” has the meaning set forth in Section 1.02.

“Closing Consideration” has the meaning set forth in Section 1.04(a).

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; (iv) general conditions in the industry in which the Company and its Subsidiaries operate; or (v) any fluctuations of expected or actual results from the business operations of the Company that is consistent with such fluctuations affecting the Company in the Ordinary Course of Business; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Charter” means the Certificate of Formation of the Company.

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“Company Data” has the meaning set forth in Section 3.10(n).

“Company Disclosure Schedule” means the Company Disclosure Schedule delivered by the Company to Parent pursuant to this Agreement.

“Company Intellectual Property” or “Company IP” means all Intellectual Property that is owned, licensed or used by the Company in the conduct of the Company’s business as currently conducted or as currently proposed to be Conducted, or necessary for the creation, production, distribution, marketing or sale of any Company Products, in each case as currently conducted by or on behalf of the Company, including all (i) Company-Owned Intellectual Property, (ii) Inbound IP Licenses and (iii) Company-Owned Software.

“Company Operating Agreement” means Company’s Amended and Restated Operating Agreement, dated October 17, 2017.

“Company-Owned Intellectual Property” shall mean any Intellectual Property, including Company-Owned Software, that is owned by (or purported to be owned by) the Company.

“Company-Owned Software” means all proprietary Software owned (or purported to be owned by) by the Company.

“Company Products” means all of the products and services currently marketed, licensed, sold or offered for sale by the Company (including all content, components, elements, toolkits, Software Systems, devices, hardware, equipment, and other items designed, developed, manufactured, assembled, sold, leased, installed, licensed, hosted or otherwise made available by or on behalf of Company).

“Company Units” means the membership units of the Company, and each such membership unit is referred to as a “Company Unit”.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment, arrangement or undertaking of any nature.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of securities, as trustee, personal representative or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval database of the SEC

“Effective Time” has the meaning set forth in Section 1.02.

“Electronic Delivery” has the meaning set forth in Section 9.14.

“End Date” has the meaning set forth in Section 7.02.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Net Working Capital” has the meaning set forth in Section 1.05.

“Estimated Net Working Capital Statement” has the meaning set forth in Section 1.05.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Exchange Agent” means has the meaning set forth in Section 2.01(a).

“Exchange Fund” has the meaning set forth in Section 2.01(a).

“Financial Statements” has the meaning set forth in Section 3.05(a).

“Full Dilution Number” means a number equal to: (i) the aggregate number of Company Units outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, authority, instrumentality, court or other tribunal or body of any of the foregoing or any arbitrator.

“Holder Transaction Expenses” means all (i) third party fees and expenses, including any fees expenses payable to counsel, accountants, investment bankers and consultants, payable by the Company or any of its representatives, or any Holder arising from, incurred in connection with or incident to this Agreement, any of the other Transaction Documents, the Merger or the Transactions, including the drafting, negotiation, execution and delivery of this Agreement or any of the other Transaction Documents; (ii) any amount required to be paid by or on behalf of the Company to any current or former employee, equityholder, officer, manager, director or other Person in connection with, or relating to, the consummation of any of the Transactions, including any such amounts required to be paid pursuant to any employment, consulting, change of control, severance, termination or other similar agreement or arrangement; (iii) all employer payroll Taxes attributable to the payment of any amount included within the definition of Holder Transaction Expenses, the exercise or cash out of Options or any other transaction-based compensation payable to current or former employees of the Company, limited, in each case, to obligations that accrue for Tax purposes on or prior to the Closing Date; and (iv) any other amounts required to be paid by or on behalf of the Company in connection with or by reason of any of the Transactions.

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“Holders” means the Members.

“Incentive Units” means those certain units of the Company designated as “Incentive Units” in the Company Operating Agreement.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables incurred in the Ordinary Course of Business); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under capital leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all domestic and foreign (i) patents and patent applications, and all patents issuing thereon, including utility, model and design patents and certificates of invention, together with all reissue patents, patents of addition, divisionals, provisional applications, renewals, continuations, continuations-in-part, substitutions, additions, extensions, confirmations, re-examinations, and all foreign counterparts of the forgoing which are in the process of being prepared, and all inventions and improvements disclosed therein (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, commercial symbols and corporate names, and all registrations, applications and goodwill associated therewith, and the right to recover for past, present and future infringement thereof (collectively, “Trademarks”); (iii) copyrights and all works of authorship, whether or not registered, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (iv) software, including computer programs, operating systems, applications, software, firmware, tools, rights in data, data files, databases, graphics, schematics, interfaces, architecture, file formats, routines, algorithms, routing engines, and any and all specifications, enhancements and documentation related thereto and all copyrights therein, whether operational, or under development, including all object code, source code, data files, rules, databases, compilations, tool sets, compilers, higher level or proprietary languages, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, operating procedures, technical manuals, user manuals and other documentation and materials related thereto, whether in machine-readable form, programming language or any other language or symbols (“Software”); (v) domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, unique phone numbers, registrations for any of the foregoing and similar rights and items (“Domain Names”); (vi) confidential and proprietary information, including trade secrets, know-how, business rules, data analytic techniques and methodologies, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production processes and techniques, designs, specifications, and blueprints (collectively, “Trade Secrets” ); (vii) all other intellectual property and proprietary rights in any form or medium known or later devised; and (viii) all copies and tangible embodiments of the foregoing, all goodwill associated with any of the foregoing and rights to recover for past, present and future infringement associated with any of the foregoing.

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“Invention Assignment Agreements” has the meaning set forth in Section 3.10(b).

“IP Licenses” means all Contracts pursuant to which the Party (i) has acquired or received a license to any rights (including usage rights) in or to any Intellectual Property (“Inbound IP Licenses”); or (ii) has licensed, granted, or transferred rights to any Intellectual Property to a third party, including applicable license agreements, settlement agreements, and covenants not to sue.

“IRS” means the Internal Revenue Service.

“Latest Balance Sheet” has the meaning set forth in Section 3.05(a).

“Law” means any foreign or U.S., federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, constitution, guidance document, judgment, Order, decree or other requirement, guidance, interpretation or rule of any Governmental Body.

“Leased Real Property” has the meaning set forth in Section 3.07(d).

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 3.09(c).

“Members” means the holders of membership units in the Company immediately prior to the Effective Time.

“Member Consent” has the meaning set forth in Section 6.01(g).

“Merger” has the meaning set forth in Section 1.01(a).

“Merger Sub” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.14(c).

“Net Working Capital” means, as of the Closing, (i) the sum of the total current assets of the Company (determined in accordance with GAAP), minus (ii) the sum of the total current liabilities of the Company (determined in accordance with GAAP), including Holder Transaction Expenses, except that current liabilities shall exclude all Indebtedness.

“NJ Statutes” has the meaning set forth in the recitals.

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“Off-the-Shelf Software” means any Software that is made generally available to the public and is available on a non-exclusive basis under standard terms and conditions for a license fee of less than twenty-five thousand dollars ($25,000) on a per-user or seat, or perpetual license, basis, as applicable.

“Open Source Technology” means any Software, product or technology that is distributed as open source software or similar licensing or distribution models, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, (viii) Affero GPL and (ix) the Apache License.

“Optionholders” means each holder of outstanding and unexercised Options immediately prior to the Effective Time.

“Options” means options to subscribe for and purchase Company Units, whether vested or not.

“Order” means any order, writ, injunction, judgment, plan, decree, stipulation, determination or award of (or entered by or with) any of any Governmental Body.

“Ordinary Course of Business” means, with respect to any Person, the usual and ordinary course of the Person’s business consistent with past custom and practice; provided that any material breach of Contract, breach of warranty, tort, infringement or violation of applicable Laws or Orders shall not be considered to be in the Ordinary Course of Business.

“Organizational Documents” has the meaning set forth in Section 3.01.

“Parent” has the meaning set forth in the preamble.

“Parent Balance Sheet” has the meaning set forth in Section 4.05(c).

“Parent Board” shall mean the board of directors of the Parent.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered by the Parent to Company pursuant to this Agreement.

“Parent SEC Documents” has the meaning set forth in Section 4.05(a).

“Parent Charter” means the Certificate of Incorporation of the Company.

“Parent Data” has the meaning set forth in Section 4.11(n).

“Parent Invention Assignment Agreements” has the meaning set forth in Section 4.10(b).

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“Parent Intellectual Property” or “Parent IP” means all Intellectual Property that is owned, licensed or used by the Parent in the conduct of the Parent’s business as currently conducted or as currently proposed to be Conducted, or necessary for the creation, production, distribution, marketing or sale of any Parent Products, in each case as currently conducted by or on behalf of the Parent, including all (i) Parent-Owned Intellectual Property, (ii) Inbound IP Licenses and (iii) Parent-Owned Software.

“Parent-Owned Intellectual Property” shall mean any Intellectual Property, including Parent- Owned Software, that is owned by (or purported to be owned by) the Parent.

“Parent-Owned Software” means all proprietary Software owned (or purported to be owned by) by the Parent.

“Parent Products” means all of the products and services currently marketed, licensed, sold or offered for sale by the Parent (including all content, components, elements, toolkits, Software Systems, devices, hardware, equipment, and other items designed, developed, manufactured, assembled, sold, leased, installed, licensed, hosted or otherwise made available by or on behalf of Parent).

“Parent Leased Real Property” has the meaning set forth in Section 4.07(d).

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Parent and its Subsidiaries, taken as a whole; or (b) the ability of Parent to consummate the transactions contemplated hereby on a timely basis; provided, however, that a Parent Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions, or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; or (iv) general conditions in the industry in which Parent and its Subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses.

“Parent Material Contract” or “Parent Material Contracts” has the meaning set forth Section 4.09(c).

“Parent Organizational Documents” has the meaning set forth in Section 4.01(b).

“Parent Privacy Policies” has the meaning set forth in Section 4.10(n).

“Parent Securities” has the meaning set forth in Section 4.03(b)(iii).

“Parent Shares” means shares of Parent Stock.

“Parent Stock” means the Parent’s common stock, $0.0001 par value.

“Parent Stock Option” means any option to purchase Parent Stock granted under any stock plan of Parent.

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“Parent Systems” has the meaning set forth in Section 4.10(m).

“Party” or “Parties” has the meaning set forth in the preamble.

“Per Unit Consideration” has the meaning set forth in Section 1.04(f).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, consents, Orders and similar rights or authorizations obtained, or required to be obtained, from any Governmental Body or any other Person.

“Permitted Liens” means (i) liens for Taxes not yet due, (ii) liens arising from municipal and zoning ordinances and easements for public utilities, none of which interfere with the conduct of the Company’s business as currently conducted or adversely affect the marketability of the Company’s assets, and (iii) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a Governmental Body or any department, agency or political subdivision thereof.

“Privacy Policies” has the meaning set forth in Section 3.10(n).

“Publicly-Available Data” means any information or data that is made generally available to the public and is available on a non-exclusive basis under standard terms and conditions.

“Qualified Benefit Plan” has the meaning set forth in Section 3.14(c).

“Registered Intellectual Property” has the meaning set forth in Section 3.10(a).

“Representative” means, with respect to any Person, his her or its directors, officers, employees, advisors, and investment bankers.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Subsidiary” means, with respect to any Person, as of the applicable point of time, each corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, any of the outstanding voting securities or voting equity interests.

“Surviving LLC” has the meaning set forth in Section 1.01(a).

“Systems” has the meaning set forth in Section 3.10(m).

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“Tax” or “Taxes” means (i) any federal, provincial, territorial, state, municipal, schoolboard, school, local or non-U.S. taxes, like charges, levies, like fees or assessments imposed by any Governmental Body, or other authority, including income, gross receipts, business, capital, capital gains, goods and services, provincial sales, registration, value added, escheat, excise, severance, premium, windfall profit, customs, duties, land transfer, personal property, employment, payroll, license, employee, capital stock, franchise, profits, withholding, social security, unemployment, health, employment insurance, governmental pension plan premiums or contributions, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other similar tax, and (ii) any interest, penalty or addition thereto whether disputed or not and any interest in respect of any such additions or penalties.

“Tax Attribute” has the meaning set forth in Section 3.08(k).

“Tax Returns” means any return, report, election, claim for refund, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement and each other agreement, document, instrument or certificate to be entered into or delivered pursuant to this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

Section 8.02 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, Company Disclosure Schedule, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Company Disclosure Schedule, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits and the Company Disclosure Schedule to this Agreement (when delivered) are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The words “include” or “including” (in their various forms) means including without limitation. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

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ARTICLE IX
MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein, Parent and Merger Sub, on the one hand, and the Company (prior to the Closing) and the Holders, on the other hand, shall each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and the Transactions (whether consummated or not).

Section 9.02 Knowledge Defined. For purposes of this Agreement, (i) the phrase “the Company’s knowledge” or similar phrases as used herein means the actual knowledge of each of Laurence Mascera, Tejas Katwala and Peter Christensen and and (ii) the phrase “the Parent or its Subsidiaries knowledge” or similar phrases as used herein means the actual knowledge of each of Mike Brown and Garry Lowenthal.

Section 9.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.03):

If to Parent, Merger Sub or the Surviving LLC, to:

Fision Corporation:

100 N. Sixth St.

Suite 308B

Minneapolis, MN 55403

If to the Company (prior to Closing), to:

Continuity Logic, L.L.C.

400 N. Tampa St.

Suite 1750

Tampa, FL 33602

Section 9.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of Parent. Notwithstanding the foregoing, Parent may assign this Agreement to any lender to Parent or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the Transactions and any refinancings, extensions, refundings or renewals thereof, provided that no assignment to any such lender shall in any way affect Parent’s obligations or liabilities under this Agreement.

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Section 9.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the Parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law.

Section 9.06 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 9.07 Amendment and Waiver. Any provision of this Agreement or the Company Disclosure Schedule or Exhibits may be amended, modified or supplemented only in a writing signed by Parent. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.08 Complete Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Company Disclosure Schedule (other than an exception set forth as such in the Company Disclosure Schedule), the statements in the body of this Agreement will control.

Section 9.09 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 9.10 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company, Parent, Merger Sub, or the Holders in accordance with their specific terms or were otherwise breached by the Company, Parent, Merger Sub, or the Holders. It is accordingly agreed that (i) the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub and to enforce specifically the terms and provisions hereof against Parent or Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which the Company are entitled at law or in equity, without posting any bond or other undertaking and

(i) Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company, or any of the Holders and to enforce specifically the terms and provisions hereof against the Company, and any of the Holders in any court having jurisdiction, this being in addition to any other remedy to which Parent or Merger Sub are entitled at law or in equity, without posting any bond or other undertaking.

Section 9.12 Further Assurances. From time to time after the Closing, as and when requested by Parent, each of the Holders shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as Parent may reasonably deem necessary or desirable to evidence and effectuate the Transactions.

Section 9.13 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

Section 9.14 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

FISION CORPORATION

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Chairman, President and Chief Executive Officer

CLF MERGER SUB LLC

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	President

CONTINUITY LOGIC, L.L.C.

By:	/s/ Tejas Katwala
Name:	Tejas Katwala
Title:	Chief Executive Officer

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